Exhibit 14.1
R.H. DONNELLEY CORPORATION
POLICY ON BUSINESS CONDUCT
(amended and restated as of January 1, 2007)

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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CHAIRMAN’S LETTER
To Our Employees:
Integrity in every aspect of the way we conduct our business is a key element of our corporate culture. We never want anyone in our organization to compromise sound standards of ethical behavior even if that action is based upon a sincere belief that it might actually help us improve our financial or operational performance. We place a high value on honesty, fair dealing and ethical business practices. Let us do our best each day to maintain our exceptional standards. In doing so, we will contribute immensely to the success of our customers, employees, communities, stockholders and our Company.
This Policy is designed to help you understand what R.H. Donnelley expects of you in terms of ethical and legal business conduct. As an employee of R.H. Donnelley, it is expected that, on an annual basis, you acknowledge and certify (in the manner and format stipulated by R.H. Donnelley) that you have read and understood and will comply with this Policy. Please read it carefully and keep it handy for reference in the event that ethical or legal issues arise. It does not address every ethical or legal issue, but the basics are covered to facilitate your general understanding. In addition, to help resolve ethical questions not covered in this document, we have included a simple procedure for you to follow under the heading “How We Solve Ethical Issues.” We are confident that it will help you make the right decisions.
If a potential course of action seems questionable, always seek guidance before you act. We encourage and demand open communications regarding any possible violation of our ethical principles and business practices and forbid retaliation of any kind. We clearly want you to be sensitive to situations that could result in illegal, unethical or improper conduct. You also should be alert to activities that even look improper. If in doubt, err on the safe side and seek guidance or encourage others to do so before anyone acts.
R.H. Donnelley’s reputation is in the hands of all of us. Let us strive to continually demonstrate fairness, integrity, professionalism and honesty — the hallmark of our Company since Reuben H. Donnelley founded our Company over a century ago.
David C. Swanson
Chairman and Chief Executive Officer

STATEMENT OF VALUES
The mission of R.H. Donnelley is to be the leader in local commercial search in our markets. We will accomplish this by offering top notch marketing solutions to our advertisers and prospective advertisers that will be the most referenced resource that consumers use to find who sells the goods and services they seek in the markets we serve. Achieving the leading usage share positions in our markets will result in R.H. Donnelley providing businesses advertising value unsurpassed by any other yellow pages publisher or local commercial search company, and provide our advertisers with a steady stream of qualified leads they need to sustain and grow their businesses . All of the human and financial resources of our Company, the honesty, integrity, skills and dedication of our employees and the quality of our products and services will always be deployed in a way so as to maximize the ability of our customers to succeed. By doing this in accordance with our shared values relating to ethics, customers, constructive change, community, ourselves and our stockholders, we are confident that we will all abundantly succeed.
Ethics
We will abide by the highest standards of ethical conduct, fairness, honesty, responsibility and integrity, so that in all of our relationships we can take pride in ourselves, our co-workers, our individual departments and business units and in R.H. Donnelley.
Customers
We will strive relentlessly not simply to meet, but to exceed, our customers’ expectations. Our goal is to provide what our customers demand with responsiveness, accuracy, completeness and speed, by offering unparalleled service at a reasonable price.
Constructive Change
Our growth as a company, as individuals and as professionals will be inexorably linked with our ability to stimulate, foresee and promptly react to the ever-changing business and cultural environments in which we operate. Our ability to be innovative and proactive with respect to constructive change will be one of the foremost strengths of our Company.
Community
We will proudly serve the civic and charitable needs of the communities in which we live and work and always conduct ourselves, both at and away from work, in a manner that enhances our reputation in our communities and instills trust and pride in us within our communities.
Ourselves
We believe that our people are the Company’s single greatest asset. As such, we must respect and treat each other with dignity and tolerance, as individuals who yearn for the opportunity to contribute and succeed. We will hold ourselves personally accountable and responsible to both our employees and our customers for quality, integrity and continuous improvement in all the work that we do.

We foster a performance-oriented culture and support a performance-driven meritocracy whereby talent, hard work, dedication and results are rewarded, not who you know or how long you’ve worked here. Hard work and dedication drives personal growth and achievements for all of us, fostering better morale.
We encourage open communications because it builds stronger relationships, ensures organizational alignment, and, ultimately, yields trust and loyalty.
Stockholders
We will accept responsibility for being effective stewards of our stockholders’ resources and zealous advocates of our stockholders’ interests, so that through our operational and financial performance they are properly rewarded for their trust and investment in R.H. Donnelley and are equally proud of, and satisfied with, our accomplishments. And, in turn, we’ll all feel better about ourselves having inspired their pride and satisfaction in us.
Living and working in accordance with these values and continually building both customer and employee satisfaction will create a rewarding work environment, as well as value for our stockholders.
POLICY ON BUSINESS CONDUCT
Since 1886, when R.H. Donnelley’s original business was founded, RHD employees have built a reputation for the highest standards of integrity and responsibility. It is the duty of each of us to enhance and never tarnish that image. We owe that duty first and foremost to ourselves and our fellow employees, as well as to RHD’s stockholders and customers and everyone else with whom we deal. We should, in short, always conduct ourselves in such a way as to make the Company and each of us proud. Just as ethics have guided our cherished past, ethics will guide our exciting future.
This document is designed to introduce you to certain basic principles and to help you understand how you should apply these principles in your daily business activities. This Policy on Business Conduct confirms the basic elements of honesty, integrity, fairness, responsibility, professionalism and good judgment that all RHD employees are expected to observe. It is not a comprehensive rulebook, rather it is a statement of the way that RHD does business, reflecting our core values and undying commitment to “doing the right thing” in all that we do. All of our policies are based heavily on trust and respect for the individual. We understand that ethical business conduct depends upon the cooperation and emphatic support of all of us and we are confident that all of you will do your “fair share” in this important endeavor.
References throughout this Policy to “R.H. Donnelley,” “RHD,” the “Company,” and “us” mean R.H. Donnelley Corporation and all of our divisions, business units and subsidiaries, and references to “manager” means Manager, General Manager, Supervisor, Team Leader, Process Leader, Group Leader, Director, Assistant Vice President, Vice President, and/or President, as appropriate, and any other person with supervisory authority over, and/or responsibility for, your work at the Company. Nothing in this document is intended to create any right or entitlement for a third party and no third party has any right to rely on the contents hereof.

Complying with Applicable Laws
You must not take any action on behalf of R.H. Donnelley that violates the letter or spirit of any law or regulation. You must strictly comply with all laws and regulations whether or not they apply to the Company’s business. Violations of law can result in heavy fines, jail terms, expensive lawsuits and other serious consequences to both you and the Company, including compromising the reputation we have worked so hard to build and will endeavor to maintain.
Observing the Ethical Standards of Society
As stated above in R.H. Donnelley’s Statement of Values, you must maintain the highest standards of personal ethics, responsibility and integrity so that in all our relationships we can have pride in ourselves and in our Company.
Loyalty to R.H. Donnelley
You must avoid any action that would put your own interests in conflict with the best interests of R.H. Donnelley and its stockholders. Your personal and outside business interests and relationships must not affect your judgment with respect to business decisions that you make on behalf of R.H. Donnelley.
Failure to Comply; Reporting Violations; Non-Retaliation
No business transaction or other conduct that violates or that is otherwise inconsistent with these principles and/or the following policies will be tolerated. Illegal or unethical conduct cannot be justified by claiming that it benefited the Company (even if true, it’s irrelevant) or was directed by a higher authority within the organization. No one at RHD is authorized to conduct themselves or direct others in a manner inconsistent with this Policy. Likewise, employees cannot use other employees or contractors, agents, consultants, family members or other third parties to perform any act prohibited by this Policy.
Violators will be subject to disciplinary action, which may include, among other things, immediate termination of employment for cause. If you become aware of a violation of the principles, policies or procedures set forth herein, you should immediately report the nature of the violation and the name of the violator, if known, to your manager, your department head, a representative of the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. EthicsPoint.com offers complete anonymity if you so desire. Where appropriate, you may also contact our Disclosure Committee, Internal Audit department, external auditors or independent members of our Board of Directors. See the last page of this Policy for contact information for all of these reporting channels.
However, generally such matters should first be raised with immediate supervisors. This may provide valuable insights or perspectives for both the employee and the manager and helps develop constructive relationships and skill sets. It also encourages resolution of the matter within the appropriate work unit and may prevent inappropriate escalation of immaterial matters. If you do not feel comfortable bringing a matter to the attention of your manager or do not believe that your manager has dealt with the matter properly, you certainly should raise the matter with the appropriate department head or function head or, if necessary, the other reporting channels described above. The most important point is that possible violations should be reported promptly and that the Company supports all of these means for reporting them. As described below, the Company has and enforces a strict non-retaliation policy.
You will not be penalized for reporting a violation in good faith or for cooperating in the investigation or remediation of such a violation. Furthermore, retaliation, or threats of retaliation, against a person who reports a possible violation or who cooperates in any such investigation or remediation will not be tolerated. Failure to report violations or to fully cooperate in any investigation of suspected or reported violations or in any remedial or disciplinary action, or engaging in any retaliatory conduct, may also subject you to such disciplinary action. See “Policy Administration — Reporting of Potential Violations” and “ - Disciplinary Policy; At Will Employment.”
The reporting mechanisms listed in the Policy (including anonymous reporting), should be used to report only suspected violations of the Policy, and should not be used to report any other matters, even violations of other Company policies. While the Company has other important policies and practices, they do not rise to the same level of importance as this Policy, and should not be treated in the same manner. These other more routine matters should be reported through more routine reporting channels, particularly immediate supervisors, their managers, and your Human Resources representatives. For example, ordinary job performance issues normally would not involve suspected violations of the Policy and should be separately addressed by the appropriate supervisor, manager, and/or the Company’s Human Resources Department.
Duty of Managers
Managers have an additional responsibility to serve as a role model for others within their organizations, to exemplify the highest standards of ethical conduct and to encourage open dialogue regarding the ethical and legal ramifications of business decisions and actions. They are also charged with ensuring that this Policy and all Company policies are communicated to, and understood and observed by, their entire organization.
The remainder of this document describes specific areas of law and Company policies that are most likely to be implicated by the work of R.H. Donnelley employees. To avoid even the appearance of impropriety, in many cases, the Company’s policies go beyond what the strict letter of the law requires. This Policy is not all-inclusive, nor are you expected to become a legal expert by reading this document. However, this document will alert you to significant legal and ethical issues that can arise in your job and instruct you how to deal with them. If in doubt about an issue, consult your manager, a Human Resources representative, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Problems can usually be minimized by seeking advice earlier rather than later when it may become more difficult to reverse damage that has already occurred. See “How We Solve Ethical Issues” below for a helpful process you can use to consider and resolve potential issues.
Questions and Answers
Q: To whom does this Policy apply?

A: The Policy on Business Conduct applies to all Company employees (including part-time and seasonal workers as well as interns), including the CEO, senior financial officers and other members of senior management, as well as the Board of Directors. As part of the initial distribution of this Policy and as part of any subsequent significant revision of the Policy or as the Corporate Governance Committee or Audit and Finance Committee shall determine, you will be required to sign or electronically acknowledge an Attestation in the manner and format stipulated by the Company certifying that you have received this Policy, read and understood it and agree to abide by it. In addition, you will be required to so attest on an annual basis in the manner and format stipulated by the Company. Each newly-hired employee will be required to do the same. Repeated failure or refusal to sign or acknowledge the Attestation will be grounds for immediate termination for cause.
Q: What should I do if I learn about a legal or ethical violation?
A: If you believe that a law, this Policy, or any other Company policy has been violated, please contact your manager, your department head, a representative of the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Sometimes you may not be comfortable approaching someone in your own department or may wish to remain anonymous. This may be the case, for example, if you have been asked by your manager to do something you believe might violate a law or this Policy. In this event, you may call the Human Resources or Legal Departments, contact our Ethics Hotline or, where appropriate, depending on the nature of the violation or inquiry, contact our Disclosure Committee, Internal Audit department, external auditors or independent members of our Board of Directors. See the last page of this Policy for contact information for all of these reporting channels. We will maintain confidentiality and anonymity to the greatest extent practicable under the circumstances. EthicsPoint.com, our web-based reporting tool, offers complete anonymity if you so desire.
Q: Won’t reporting a suspected violation subject me to retaliation?
A: Retaliation, or threats of retaliation, against any person who reports in good faith a possible violation of law or Company policy is strictly forbidden and will not be tolerated. Retaliation, or threats of retaliation, will subject the violator to disciplinary action, which may include, among other things, immediate termination of employment for cause. However, this retaliation policy will not shield any participant in wrongdoing from disciplinary action for improper conduct.
Q: What should I do if I need guidance on an issue?
A: Never hesitate to seek guidance. Always err on the safe side — there are no “dumb” questions in this area. Your Human Resources representative is a great resource for you to use when you need guidance. You may also consult with the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Contact information is included on the last page of this document. Again, confidentiality and anonymity will be maintained to the greatest extent practicable.
If you would rather write to report a violation or seek guidance, please address your letter to:

Ethics Hotline
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Please indicate how you prefer to be contacted, should the need arise. All written correspondence will be reviewed by the Vice President, Human Resources and the General Counsel and shared with the Chairperson of the Corporate Governance Committee and/or Audit and Finance Committee of our Board of Directors.
EMPLOYEE DIVERSITY
R.H. Donnelley’s success has always reflected the individual and collective ability of our dedicated employees. The Company employs, trains, promotes and compensates individuals based upon job-related qualifications and abilities, without regard to race, color, religion, national origin, gender, sexual orientation, age, disability or any characteristic protected by law.
Our goal is to build an organization that rewards superior performance and encourages the full participation of all members of our diverse work force and that enables them to utilize the full range of their various talents, skills and abilities in the service of our customers and stockholders. We expect each of our employees to be treated with respect, tolerance and dignity and to extend that exact same treatment to our customers, colleagues and competitors alike. Throughout R.H. Donnelley, we are fully committed to providing equal opportunity in employment, promotion, transfer, salary administration, benefit plans and training programs without regard to race, color, religion, national origin, gender, sexual orientation, age, disability or any characteristic protected by law. R.H. Donnelley firmly believes that equal employment opportunity is essential for the continued success of our business, and we are firmly committed to it.
R.H. Donnelley is committed to providing a supportive work environment, free of unlawful discrimination or any form of harassment. To further this goal, it is the policy throughout R.H. Donnelley that no form of unlawful discriminatory, abusive conduct or harassment by or toward any employee will be tolerated.
Harassment
It is the policy throughout R.H. Donnelley to promote and maintain a safe and healthy work environment in which all employees are treated with respect and dignity. Discrimination and/or harassment of any form is potentially illegal and, consequently, strictly prohibited by the Company. This policy applies not only to the work place, but also at all Company-sponsored events.
Sexual Harassment
Sexual harassment is one, but not the only, form of prohibited conduct. No associate, female or male, should be subjected to unwelcome sexual overtures or advances, whether physical, verbal or written. One or any combination of the following three criteria determines whether conduct constitutes sexual harassment:

•	If submission to the conduct is either an expressed or implied term or condition of employment.

•	If submission to, or rejection of, the conduct is used as the basis for an employment decision affecting the person to whom the conduct is directed.

•	If the conduct has the effect of unreasonably interfering with the affected person’s work performance or creating an hostile or abusive work environment.
Sexual harassment can include any activity that creates a hostile or offensive environment, whether such activity is intentional or not, happens during or outside normal business hours or is carried out by a manager, co-worker, customer or vendor. This could include such conduct as displaying “pin-up” calendars or sexually demeaning pictures or screen savers, telling sexually oriented jokes, making sexually offensive remarks or engaging in unwanted sexual teasing, or subjecting another employee to pressure for dates, sexual advances or unwelcome touching. The bottom line is that R.H. Donnelley expects courteous, mutually respectful, non-coercive, and non-sexual interaction between employees.
Engaging in a romantic relationship with someone within your reporting structure exposes the Company to serious risk and is therefore strongly discouraged. If such a situation develops, the supervisory level employee must work with their manager or Human Resources to promptly eliminate the reporting relationship.
See the R.H. Donnelley Human Resources Policy Set for the Company’s full policy regarding sexual harassment.
Questions and Answers
Q: What should employees and managers do to prevent sexual harassment?
A: Each manager and employee has an affirmative duty to try to keep his or her workplace free of sexual harassment and intimidation. Managers must make it clear that no one is required to endure insulting, degrading or exploitive treatment, sexual or otherwise. In addition, managers should immediately report to the Human Resources Department any complaints they receive from their employees concerning sexual or other harassment, and follow any instructions from the Human Resources or Legal Departments regarding investigating complaints or enforcing this Policy.
Q: What should I do if I have a discrimination or harassment problem?
A: If you feel you are having a problem with an individual, you should inform the individual that you believe they are subjecting you to discrimination and/or harassment and report such behavior by promptly talking to your manager or another manager, your department head, a Human Resources representative, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. You can talk to any of these groups without any fear of reprisal or retaliation. All allegations of unlawful discrimination or harassment will receive a prompt, thorough and impartial investigation by the Human Resources and/or Legal

Departments in accordance with R.H. Donnelley policies and procedures. All information will be held in confidence to the extent possible, consistent with the rights of the accuser and the accused.
Employee Privacy
While we respect each other’s privacy, R.H. Donnelley also must ensure an efficient and legally compliant work environment. To that end, you should have no expectation that your communications at work or using Company facilities will be private. RHD has the absolute right to monitor or review workplace communications, including internet, e-mail, telephone and voicemail communications, for any reason, with or without notice. RHD also has the right to search employees’ work spaces at any time, for any reason, with or without notice. See also “Conflicts of Interest — Safeguarding Assets; Use of Company Resources and the Internet.”
Questions and Answers
Q: When I was away on vacation, my supervisor accessed my e-mail system. I had several personal messages that she may have seen. Does she have the right to access my e-mail system without my permission?
A: Yes, RHD reserves the right to review your e-mail for any reason. Your Company e-mail account belongs to the Company and should be used solely for business purposes. While infrequent, incidental personal use may be acceptable, you have no right to expect any privacy with respect to personal items.
ETHICAL BUSINESS PRACTICES
R.H. Donnelley’s Statement of Values requires that employees conduct themselves according to the highest standards of integrity, fairness, responsibility, professionalism, and business ethics. You must never let any misguided sense of corporate loyalty lead you to disobey the law or customary ethical standards. Besides being the “right” thing to do morally, ethical conduct makes good business sense. Customers, suppliers and others may choose not to do business with us if they feel we have mistreated them or are unethical business people.
Business conduct is also regulated by many laws. The laws most relevant to our business deal with fraud, deceptive acts, bribery, licensing, misappropriation of proprietary property, workplace health and safety and books and records. These areas are discussed below. In a later section, we will address laws relating to anti-competitive business practices and how they relate to us.
Unfair Trade Practices; Deception and Fraud
In our highly competitive marketplace, R.H. Donnelley will achieve a competitive advantage by accurately representing our products, services, benefits and prices. Anytime we make a promise we can’t keep, some hard-earned customer trust and loyalty is lost, and our valuable reputation is tarnished. You should avoid creating misleading impressions, omitting important facts or making false claims about our or our competitors’ offerings. While RHD needs to aggressively market its products and services, we must do so within the confines of ethical business practices and applicable laws. No illegal or unethical activity to obtain business, including offering bribes or kickbacks, is ever acceptable. Our reputation will be enhanced by fair and honest business practices.
Accordingly, you must not engage in any form of unfair, fraudulent or deceptive practice against the Company or any customer, supplier, co-worker, competitor or any other third party. Generally speaking, a practice can be unfair, even if it is not deceptive, if it is exploitive or inequitable and if, in addition to being morally objectionable, it is also seriously detrimental to the Company, co-workers, consumers, competitors or others. The basis of deception or fraud is a misrepresentation, which in its simplest form is a statement — whether made in writing, orally or electronically — that is not true or complete.
In order to avoid any suggestion of deception or fraud, you should note the following:
•	Representations as a whole can be misleading, even though every statement considered separately is literally true.

•	Failure to disclose important additional or qualifying information may be a misrepresentation.

•	Representations should not shade the truth or mislead.

•	Representations should not claim characteristics, good or bad, for a product or service that it does not have.

•	Representations concerning the characteristics of the Company’s or its competitors’ products and services must be accurate and capable of being proven so by facts.

•	The financial and other books and records of the Company must not be falsified. Examples include filing false expense reports or submitting inaccurate sales results. See also “ — Books and Records,” “-Accounting, Auditing and Public Reporting Matters” and “ — Foreign Corrupt Practices Act” below.
Misrepresentations by any RHD employee in connection with, or otherwise purposely circumventing, any sales compensation plan is a form of deceit against the Company and is strictly forbidden. An example would be to split out one account into two pieces so that one piece can be submitted as new business and thus earn a higher commission rate.
Other prohibited business practices include forgery and interference with contractual relations. You should never sign any business or legal document, such as an advertising order, application or contract, on behalf of a customer, supplier or any other third party. To do so could constitute forgery, which could subject you and the Company to criminal and civil liability. In rare cases, a third party may authorize you to sign documents on their behalf in a formal, written document, which is called a power of attorney. Even in such cases, you must consult the Legal Department before you sign any document on behalf of any third party. You also cannot interfere with a competitor’s contractual relationship by urging a customer or potential customer to breach its contract with the competitor. Generally, you may suggest that a customer exercise termination or non-renewal rights contained in a competitor’s contract consistent with the terms and conditions set forth in that contract, but you should not review that contract or offer legal advice regarding any such contract.
Questions and Answers
Q: Our competitor’s salespeople are claiming that their product is better than ours. Can I dispute those claims with our customer?
A: You can dispute the claim if you have proof to back up any statements you make about the Company, its products or the competitor or its products. If you know of anyone making claims about R.H. Donnelley that you feel are untrue, promptly notify your manager, department head, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Do not take it upon yourself to attempt to rectify the problem.
Q: My boss asked me how a sales call to a prospective customer went. I mentioned that the customer seemed very interested, but was locked into a three-year contract with one of our competitors that still had two years to go. My boss told me to follow up immediately to convince the customer that no contract was “written in stone” and he shouldn’t be so timid about walking away from the other contract. I do not feel comfortable telling the customer what to do about his contract.
A: You are correct to feel uncomfortable. It is against Company policy to interfere with the contracts of competitors. You might suggest that the customer review his contract to see if he has a right to terminate early, but never advise a customer to violate a contract or offer advice on how to interpret a competitor’s contract.
Bribery
You must not engage in commercial or governmental bribery. This means you cannot give or offer money or anything else of value to anyone with whom the Company does business, or who might do business with the Company, if the purpose of the gift is to encourage that person to do something corrupt, deceptive or otherwise opposed to the person’s responsibilities. Similarly, you cannot give or offer money or anything else of value to anyone with whom the Company does business or who might do business with the Company if it is intended to impact their judgment with respect to a business decision.
•	May I exchange gifts with non-government business contacts?
Within common sense limits, yes. It is a common and accepted business practice to give and receive inexpensive, customary gifts and business courtesies in the course of business relations with non-government personnel. Customary gifts and business courtesies include meals, entertainment, tickets to sports or social events and other gifts of nominal value. Anything outside of these bounds is strictly prohibited. See “Conflicts of Interest — Gifts and Entertainment” below for a further discussion of permissible gifts.

•	May I exchange gifts with employees of the government?
Generally, no. In the United States, many federal, state and local laws prohibit any government employee from soliciting or accepting entertainment, meals, gifts or other things of value. Dealings with government officials outside the United States are covered by foreign laws, as well as by the “Foreign Corrupt Practices Act” discussed below. Direct all inquiries to the Legal Department for any concerns or questions arising in this area.
•	What do I do if I receive an inappropriate request?
Just say no! If you are asked by a customer, supplier, government official or other party to make or to take a bribe, kickback or other prohibited payment or gift, you should tell the person that you cannot make or take such bribe, kickback or other prohibited payment or gift and will not consider the request, and immediately inform your manager and the Legal Department about the incident or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
Questions and Answers
Q: XYZ Corporation has been a customer for years but may not renew its contract this year. Can I promise to donate our surplus office equipment to the favorite charity of the president of XYZ Corporation if he renews the contract?
A: No, you cannot promise such a donation. This promise could be seen as a bribe because it appears that you are trying to influence XYZ Corporation’s decision to renew the contract in a way unrelated to our services or the contract terms we are offering. Remember, anything of value — not just cash — can qualify as a bribe and it need not be made directly to the ultimate decision maker to be improper. A bribe does not have to be accepted to expose you and the Company to liability.
Licensing and Advertising Guidelines
Many of the businesses to which we sell advertising are engaged in trades, professions and other lines of business that are subject to state and local licensing and related regulations. In addition, many of these businesses may be subject to federal, state and local laws or regulations regarding the content of their advertising. As the publisher of advertising, in general, we are not responsible or liable for ensuring our advertisers’ compliance with these licensing and advertising regulations. In the past, we have been contacted and requested by many licensing and other state and local regulatory authorities to help enforce these regulations. While we do not encourage, support or condone noncompliance with these regulations, and while we will generally endeavor to be a good corporate citizen by reasonably cooperating with appropriate authorities in their investigations or prosecutions of noncompliance, in general, it is beyond the scope of our business to enforce these regulations by requiring advertisers to include or exclude certain content with respect to their advertising. Should you receive any inquiry or request from a governmental agency or another advertiser regarding these matters, or should you otherwise have any questions or concerns regarding this subject, please promptly refer them to your manager, department head, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. In rare cases where we may agree to assist governmental agencies in enforcing these regulations, we will adopt and publish clear written guidelines regarding what steps we will and will not take.
Misappropriation of Proprietary Property
RHD’s policy is to respect the confidential information and intellectual property rights of others, including patents, trademarks, copyrights and trade secrets. Patents apply to inventions such as devices, processes, software and even business methods. Trademarks refer to words, phrases or slogans that identify a particular entity as the source of goods and/or services. Copyright law applies to any original work of authorship, such as a writing, photographs, music, software, graphics and other art work. Trade secret law applies to any confidential information that has some value because it is not generally known to the public. Liability for the unauthorized use of others’ intellectual property can be enormous, and thus it is imperative that employees contact the Legal Department immediately if they believe an intellectual property issue may have arisen.
During the course of your employment you may gain access to, or otherwise become aware of, the confidential and/or proprietary information and/or property of our customers, business partners and other third parties. Among the many things our customers count on is protection of their privacy and property rights. Some of this property may be legally protected by patents, trademarks, copyrights, and/or trade secrets. You must not use this information and/or property for any purpose unrelated to the work of RHD authorized by the customer, business partner or third party without first obtaining the advice and consent of the Legal Department. In addition, no employee may divulge (except to another employee who needs access to perform their job duties) or use any confidential or proprietary property obtained in the course of employment, except in order to perform his or her job duties for RHD that have been authorized by the owner of the confidential or proprietary property. Any unauthorized use could infringe the intellectual or other property rights of the rightful owner and subject you and the Company to significant liability, including criminal liability in the case of copyright infringement.
Because of the significant risks associated with improperly disclosing information which has been provided to us in confidence, we should receive such information only when there is a clear commercial reason for doing so, and then only under the terms and conditions of a written confidentiality agreement which has been drafted or reviewed by the Legal Department and approved and executed by senior management. While we should always be alert to our competitive surroundings and obtain as much information as possible about the markets in which we operate, we must do so only in accordance with applicable legal standards (see “Antitrust and Competition” below) and sound and ethical commercial practices. Legitimate sources for competitive information include media reports, public filings, customer reports, industry surveys and any other public reports.
Employees are prohibited from unlawfully obtaining any intellectual property, confidential information from customers, suppliers, business partners or competitors. Unlawful means of obtaining information of others include, but are not limited to, burglary, wiretapping, misrepresentation of identity and the hiring of individuals for the intent of obtaining information. Customer or other third party communications — including voice and data — are confidential and must never be tampered with, recorded, covertly listened to or divulged without written approval from the participants, unless authorized by applicable law. We must never be a party to any situation in which such proprietary or confidential information has been improperly obtained from any other company, such as through a former employee. If any employee is approached with any offer of confidential or proprietary information which the employee has reason to believe may have been obtained improperly, the employee must immediately discuss the matter with their manager and the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
This is a very complex area of the law and setting forth an exhaustive list of the types of property covered by this Policy is not possible, but in general, if you would expect and desire a third party who had possession of similar property of or information about RHD to refrain from disclosing and/or using that property or information for its own purposes, then you should likewise refrain. See “Conflicts of Interest — Confidential Information and Trade Secrets” below for a further discussion of confidential and proprietary information.
Questions and Answers
Q: One of my peers who used to work for a competitor gave me a copy of their marketing plan for one of our markets that he said he brought with him when he left. This information would benefit our group tremendously in developing our marketing plan. Is it okay to use this information?
A: Absolutely not! Competitors’ marketing plans are proprietary information. How would you feel if that competitor had access to your plans? The new employee should not have shared this information with you. Using this information would violate this Policy and may well lead to a lawsuit against RHD. In such circumstances, immediately notify your manager, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. This situation may also give rise to antitrust concerns, see “Antitrust and Competition” below.
Unauthorized Copying or Use
It is against the law to make copies of the copyrighted works of others or to use them without proper permission. Protected works include most commercial publications, computer software, video and audio tapes and certain databases. R.H. Donnelley has an enormous investment in the business information and software we own and we make every effort to protect our own rights, so we must be especially sensitive to the property rights of others. The law does permit limited “fair use” of protected works, but the business use of an unauthorized copy is not likely to be “fair use.”
•	When is copying permitted?
These are some of the limited circumstances where copying is permitted:
•	Making a summary of copyrighted material and including it in Company publications or reports together with brief quotations, but identifying the source of the material.

•	Occasional copying of a part of an article or book for limited, personal use, but not extensive or regular copying of a publication to reduce subscription costs or broaden internal distribution.

•	Making a copy of a computer program as an archival or backup copy if permitted by the terms of the license agreement.
Example: A company pays $1,000 a year for its subscription to a weekly industry newsletter. It would not be a fair use to make 12 complete copies each week for its regional sales managers. It may be a fair use to occasionally copy a portion of the newsletter and circulate it to the regional offices.
Direct any inquiries to the Legal Department for any specific concerns in this area.
•	Can I copy software from one office computer to another office computer for my convenience?
Generally, no. The use of “pirated” or illegally obtained software is strictly prohibited and may violate law. Most software programs used by R.H. Donnelley employees are owned by other parties that license us to use the software under specific conditions, including specific office sites and even specific computers. In addition to the legal problems created by the unauthorized use of software, computer “viruses” are often spread this way.
The following activities are prohibited:
•	Using any software on any computer owned or leased by R.H. Donnelley in violation of the terms of the license for that software; for example, on a computer or at a site not permitted by the license or by users other than those permitted by the license.

•	Making copies of software supplied on an office computer for use on another office computer or on a computer outside the office unless authorized by the applicable license agreement.
If in doubt, please consult the Business Support Center in Information Technology Services or the Legal Department.
Questions and Answers
Q: Is it against Company policy to copy a software program for use at home, if the home use is for business purposes?
A: The terms of the license of the particular program must be consulted to determine whether it is permissible to copy the program for use at home. Some software licenses do explicitly permit such use where the home user is also the predominant user of the program in the office. If the license does not include such permission, then the program should not be copied. Consult the Business Support Center in Information Technology Services or the Legal Department with questions or concerns.
Q: I would like to send out a competitor’s brochure to the salespeople that report to me to read so that they understand what the competition is selling. Is this type of copying a violation of the copyright law?

A: Probably not. There is no specific rule stating exactly how many copies are permissible. The analysis of what is a permitted “fair use” necessitates a close examination of the facts and the law. Any employee considering substantial copying should consult the Legal Department beforehand so that it can recommend a course of action that is consistent both with the rights of copyright owners and R.H. Donnelley’s interest as an owner of copyrighted materials and competitor in the marketplace. In this case, you should also ensure that your salespeople understand they should not provide copies of the materials to customers and to refrain from misrepresenting the competitor’s products to customers.
Environment, Health & Safety
RHD is committed to conducting its business activities in strict compliance with the letter and spirit of all environmental, health and safety laws and regulations of all jurisdictions in which we do business. The Company believes it is our obligation to act as a responsible steward of the environment in the communities where we operate and live. We are committed to operating in a way that protects and preserves our environment and natural resources and maintains a healthy, safe and environmentally sound workplace.
We are also committed to maintaining a drug-free workplace. Substance abuse poses serious health and safety risks not only to the abusers, but to all employees who work with them. RHD is dedicated to pursuing a substance abuse-free environment to improve the health and well being of all employees and to enhance the Company’s ability to compete in an increasingly difficult marketplace. The R.H. Donnelley Human Resources Policy Set sets forth a formal policy and guidelines that are designed to prevent substance abuse in the workplace. In addition to pre-employment drug testing, employees may be tested where they display aberrant or uncharacteristic behavior or there is a reasonable suspicion of drug or alcohol use.
•	What are the potential consequences of violating the law?
The threat to employees that could result from unsafe working conditions is clear. We should also recognize that damage to the environment could be long lasting and have a significant adverse impact on many people. Violating environmental laws, such as those regarding pollution, contamination and hazardous waste, could also have serious business and personal consequences. The Company and its officers, directors and employees could be liable for substantial cleanup costs, penalties and fines. In some cases, responsible employees and corporate officers could even be charged with criminal violations.
Although such liability is more likely to arise in the case of companies engaged in manufacturing or industrial operations, as distinguished from the service activities of R.H. Donnelley, environmental, health and safety laws are far-reaching and may affect our work in many ways. We should be cognizant of these and diligent in preventing and/or promptly reporting and remedying potential violations.
What can I do to help?
Your active commitment and participation are vital in assisting the Company in making compliance with environmental, health and safety laws a priority. This depends on employees familiarizing themselves with the law to the extent that it applies to their jobs and making compliance an integral part of their work. Compliance depends on ethical choices and decisions that may be as basic as reporting any unsafe health or safety conditions, following fire drill and emergency-response procedures and supporting recycling, recovery and reuse programs. Local office policies will contain more detailed information regarding your responsibilities in this important area.
Because these laws can be complex, you are encouraged to discuss any issues or questions or report any concerns to your manager, the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
Document Creation and Retention
Almost all business records and communications may become subject to public disclosure in the course of litigation or governmental investigations. Business communications are also often obtained by outside parties or the media in the ordinary course. You should therefore attempt to be as clear, concise, truthful and accurate as possible when creating any document, whether written or electronic. Avoid exaggeration, profanity, guesswork, legal conclusions and derogatory characterizations of people or their motives. This policy applies to communications of all kinds, including e-mail and “informal” notes or memos. See also “Antitrust and Competition” below for additional guidelines on memoranda and email.
Documents and records must be retained for the periods of time specified by each department’s or business unit’s records-retention policies. If you are aware of an imminent or ongoing investigation, litigation, audit or examination initiated by the Company, any government agency, a customer or other third party, you should retain all documents, including e-mails and other electronic records, in your custody or control relating to the matter under review. Please note that the alteration, destruction, mutilation, concealing or falsification of a document with the intent of making it unavailable for any ongoing or known contemplated official proceeding or investigation is punishable by up to 20 years in prison. In addition, such actions could subject the Company to substantial sanctions and fines. If you are not sure whether a document can be destroyed, consult your manager, department head or the Legal Department before doing so.
Books and Records
RHD relies on accurate information and records to make responsible business decisions. Therefore, we require honest and accurate recording, reporting and retention of all business-related and financial information.
     Falsification of Books and Records. All of R.H. Donnelley’s funds and other assets and all its transactions must be properly documented, fully accounted for and promptly recorded in the appropriate books and records of the Company, in conformity with generally accepted accounting principles (“GAAP”) and the Company’s system of internal accounting controls. Federal securities laws require that R.H. Donnelley’s books and records accurately reflect all transactions, including any payment of money, transfer of property or furnishing of services. Failure to abide by these laws may result in criminal or civil penalties for the Company or employee. Under this caption, the term “books” refers generally to the documents and records of RHD containing, among other things, accounting, inventory, financial, securities and corporate business information, and the term “records” refers generally to all information recorded by the Company, including, among other things, time reports, sales transactions, purchasing and shipping documentation, permits and licenses, expense account records, claims reports and records, employee files and records, authorization and approvals and all other business documents and reports. R.H. Donnelley employees shall therefore observe the following standards:
•	False or artificial entries shall not be made in the Company’s books or records for any reason. Examples of falsification include making records appear as though payments were made to one person when, in fact, they were made to another, submitting expense reports that do not accurately reflect the true nature of the expense, and the creation of any other records that do not accurately reflect the true nature of the transaction. It is very important that no employee ever create or participate in the creation of any records that are intended to mislead anyone or conceal anything that is improper.

•	Undisclosed or unrecorded funds or assets (“slush funds”) or similar funds or accounts are strictly prohibited.

•	The use of any funds or other assets of, or the providing of any services by, R.H. Donnelley for any purpose that is unlawful under the laws of the United States, any state thereof or any jurisdiction, foreign or domestic, is strictly prohibited.

•	No payment on behalf of the Company will be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than that described by the documentation supporting the payment.

•	Senior management will be responsible for establishing and maintaining a system of internal controls that allow for the monitoring and enforcement of compliance with this Policy.
     Expense Reimbursement. It is R.H. Donnelley’s policy to reimburse employees for all reasonable expenses incurred in connection with Company business if appropriate supporting documentation is submitted in a timely manner. Expenditures for entertainment of business firms or individuals that do or are seeking to do business with R.H. Donnelley will be reimbursed only if they are reasonable, occur infrequently, and are not inconsistent with ordinary business practices under the circumstances. See “Conflicts of Interest — Gifts and Entertainment” below.
Accounting, Auditing and Public Reporting Matters
R.H. Donnelley is committed to ensuring that the highest legal and ethical standards are utilized in the preparation and public reporting of all financial and non-financial information regarding the Company. In that regard, RHD encourages any employee that has any concerns regarding any procedure, policy, action, or inaction related to accounting, auditing or our public disclosures to report such concerns to their manager or department head. If you are unsatisfied with the response from your manager or department head or if the matter may involve your manager or department head, you should address your concerns to the Chief Financial Officer, General Counsel, Director of Internal Audit, or the Company’s Disclosure Committee. If you would rather discuss the matter with an external party, you may contact a representative of the Company’s independent auditor (presently PricewaterhouseCoopers), independent members of our Board of Directors or our

Ethics Hotline electronically through EthicsPoint.com. EthicsPoint.com is completely anonymous and confidential if you desire anonymity. Relevant contact information appears on the last page of this document.
All such concerns will be reported to the Audit and Finance Committee of the Board of Directors by management and/or the independent auditors. You may report this information without any fear of reprisal or retaliation. Any employee that engages in reprisal or retaliation is in violation of this Policy and will be subject to disciplinary action, up to an including immediate termination for cause.
We are obligated to publicly report much financial and non-financial information about the company in a complete, accurate, timely and understandable manner. We have developed and maintain disclosure controls and procedures that are reasonably designed to enable us to publicly report this information. Likewise, our internal accounting controls help ensure that financial transactions are recorded timely and accurately, conform to GAAP and fairly present the Company’s financial condition and results of operations. All employees must cooperate with the internal and external auditors and furnish all information they seek and honestly and fully answer all questions they pose.
Misrepresentation of material financial or non-financial information or other questionable accounting or auditing practices may result in fraudulent, incomplete, inaccurate or untimely reporting, including misleading financial statements or other material disclosure about the Company. Accordingly, you must not undermine the integrity of any information within the reporting chain and shall not fraudulently influence, coerce, manipulate, or mislead any internal or independent auditor during the course of any audit or their procedures.
The United States securities laws also prohibit selective disclosure of material non-public information about the Company. Accordingly, while timely and accurate disclosure is legally required and of paramount importance, we have established a centralized disclosure system and have designated a limited number of Company spokespersons, who are solely authorized to publicly speak on the Company’s behalf and otherwise provide public disclosure regarding the Company. Therefore, unless so designated, you may not speak on the Company’s behalf or publicly disclose any information about the Company, and you must forward all press or investment community inquiries to Investor Relations. See “Communications Outside the Company.”
Questions and Answers
Q: I am a secretary and have been asked to fill out an expense report for my boss. I know that his wife accompanied him on the trip for purely personal reasons and that he has included his wife’s expenses in the report without approval of higher management, although no one can easily tell from the invoices. What should I do?
A: If you feel comfortable doing so, ask him if he inadvertently included his wife’s expenses. If you know an expense report as submitted is fraudulent, you must report it to your boss’s manager, the department head, the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.

Q: I think that the Vice President of my business unit submitted sales figures for the quarter that were much higher than our actual sales. The Vice President is under a lot of pressure to meet sales goals. What should I do?
A: If you feel comfortable doing so, talk to the Vice President about your concern. If you don’t feel comfortable, or if after speaking with the Vice President, you still think the figures are misleading, report your concern to your manager, department head, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Submitting false financial results can result in fraud charges against the Company and expose the Company to substantial criminal and civil liability.
Foreign Corrupt Practices Act
The U.S. Foreign Corrupt Practices Act prohibits corporations and individuals from doing certain things, directly or indirectly, to obtain or retain business or to influence a person working in a foreign official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any non-U.S. government official, government employee, political party or political candidate for these purposes. While the Company presently does not have material non-US operations, no employee shall make any payment or offer that is prohibited by the Act. Prohibited payments include cash, gifts and free samples, use of automobiles and aircraft, payment of non-essential travel and entertainment expense, overbilling of sales with the expectation that part of the sale price will be returned to the buyer and making contributions to “charities” chosen by an official. Simply making an offer to pay can be a punishable act, even if such offers are not accepted or never paid.
The Act also requires that the Company assure that its books and records accurately reflect the true nature of the transactions represented and that the Company maintain internal accounting control systems. Notwithstanding the limited applicability of the Act to our present operations, it is absolutely against Company policy for any employee to cause books and records to be inaccurate in any way. For additional information, see “Books and Records” above.
ANTITRUST AND COMPETITION
RHD will not tolerate any business transaction or conduct that violates the letter or spirit of the antitrust and competition laws that apply to the Company’s business. The antitrust and competition laws define acceptable behavior for competing in the marketplace. The general aim of these laws is to promote competition and let businesses compete fairly on the basis of quality, price, service and other valid business criteria.
United States federal and many state laws prohibit agreements or actions that might eliminate or discourage competition, “bring about a monopoly” or artificially maintain prices or otherwise illegally hamper or distort normal commerce. In addition to criminal fines and jail terms, antitrust violations often allow a private party to recover three times the actual money damages suffered. Antitrust lawsuits have frequently resulted in judgments against companies amounting to tens of millions and, on occasion, hundreds of millions of dollars. Obviously, antitrust violations are to be avoided at all costs.

The antitrust laws are deliberately broad and general in their language. They contain sweeping provisions against restraints that threaten a competitive business economy, but they provide no definitive list of those activities. This means employees must pay careful attention to possible anti-competitive implications of the Company’s business activities. The Legal Department should be contacted in all cases of doubt.
Dealing with Competitors
Competitors are not permitted to agree among themselves on their respective prices or terms of sale, or to divide territories, suppliers or customers among themselves. Agreements of this type are among the most serious of antitrust offenses.
Some of the arrangements with competitors that are illegal are:
     Price Agreements. Any agreement or understanding among competitors to fix, control, stabilize or otherwise affect prices is illegal. You should never communicate with a competitor about current or future prices, pricing policies, bids, costs, discounts, promotions, terms and conditions of sale, credit terms, freight charges or royalties. The basic rule is simple: the Company must, on its own, determine the prices and conditions of sale of its products and services.
     Allocation of Territories, Suppliers or Customers. It is illegal for competitors to divide or allocate sales territories, suppliers or customers among themselves. Never agree with a competitor to sell or refrain from selling in any geographic area or to deal or not deal with any customers/suppliers or class of customers or suppliers or to divide or share a customer’s or supplier’s business, or to bid or not bid (or the amount you will bid) for a customer’s business.
     Boycotts and Refusal to Deal. It is illegal for competitors or a supplier and a customer to agree that they will not sell to, or buy from, particular individuals or firms. Generally, the Company has the legal right to refuse to buy from or sell to anyone. However, the Company must reach any such decision independently, without consulting with actual or potential competitors or customers. In some cases, a decision to refuse to deal with a company with a dominant market share — even though made independently — is illegal.
     In addition, disclosing the Company’s confidential bid or soliciting information about a competitor’s confidential bid or proposal may be considered a form of hidden agreement that impairs competition and must be avoided.
•	What do I do if I receive an inappropriate request?
If you are asked by a competitor to enter into an illegal or questionable agreement regarding pricing, customers, suppliers, territories or any other terms or conditions of sale, you should do all of the following:
•	Tell the competitor that such discussions are inappropriate and may be illegal.

•	Immediately cease, or remove yourself from, those discussions and tell the competitor never to discuss the subject with you again.

•	Immediately inform your manager and the Legal Department about the incident or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
Dealing with Customers and Suppliers
Some of the arrangements with customers and suppliers that can cause antitrust problems are:
     Exclusive Dealing and Reciprocity. Exclusive dealing arrangements, in which the Company agrees to buy from or sell to only certain customers or suppliers, or reciprocal arrangements, in which buying a supplier’s product is conditioned on the supplier also buying the Company’s services, may be illegal. Consult with the Legal Department before discussing any exclusive dealing or reciprocal relationships with any third parties.
     Tying Arrangements. “Tying arrangements,” or conditioning the sale of one product or service on the customer’s purchase of another product or service, may be illegal. This is especially true if the Company has substantial market share with respect to the first product. Discuss any plans to offer bundled sales of two or more products with the Legal Department before making any presentations to customers.
Other Anti-Competitive Practices
Other potentially illegal anti-competitive practices include:
          Predatory Pricing. Pricing below cost (the law does not clearly define what the appropriate measure of “cost” is) by companies with a dominant market share, with the aim of forcing competitors out of a market.
          Disparagement. False or misleading statements critical of competitors or others.
          Interference with the Contracts of Competitors. Urging or suggesting that a customer or prospect violate a contract with a competitor. Generally, you are permitted to suggest that a customer exercise rights in a contract, such as exercising a termination option or not renewing a license, but you should not review that contract or license or offer legal advice on any such contract or license.
          Price Discrimination. Charging competing customers different prices for the same commodity or tangible product sold to them at about the same time where the effect may be to substantially lessen competition. Although the federal price discrimination law generally does not apply to R.H. Donnelley’s service businesses, a number of states in the United States have similar laws that may apply to services.
Price discrimination may be legal in some situations. For example, the Company may sell products at different prices if it can prove that the discount offer that resulted in a lower price to one or more customers was made known to all competing customers and that all such customers could, as a practical matter, take advantage of the discount if they desired to do so. The Company may also sell to one customer at a lower price than another in order to meet, but not beat, a competitor’s offer at a lower price. Caution: In order to avoid even the appearance of impropriety, you may not contact the competitor to verify the price it is charging. Instead, you must look to other objective evidence such as a copy of the competitor’s offer provided or shown to you by the customer (provided the customer does not inform you that she or he is obligated not to disclose the offer to the Company). Whenever a price is lowered to meet competition, be sure to document the reasons why and the evidence on which you relied in doing so.
     Monopolization. It is illegal for a company to monopolize or attempt to monopolize a market, i.e., to dominate a market by anti-competitive methods. While RHD believes it does not have a dominant or monopolistic position in any relevant market, nor any reasonable probability of achieving such a position, we cannot be sure that a regulator or court will not define a relevant market so narrowly as to raise a monopolization concern with respect to RHD. Therefore, all employees should avoid any conduct which could be construed as an attempt to monopolize. Many of the other actions described above could be used as evidence of an attempt to monopolize.
     Participation in Trade Associations. There is no exemption in the antitrust laws for joint activity taken under the umbrella of a trade association or in connection with a trade association meeting. In fact, in many criminal antitrust prosecutions, at least one trade association meeting is alleged to have been involved in the conspiracy. Because of the type and size of the trade associations with which the Company may have involvement, all employees need to be particularly sensitive to potential antitrust issues in their dealings with such trade associations. Because of the possible antitrust issues that can arise in conjunction with trade association activities, no employee should participate in, or remain present at, any discussion among competitors at a trade association meeting, or other gathering of association members or participants, concerning:
•	prices or factors that determine prices;

•	costs;

•	credit terms or other terms or conditions of sale;

•	profits;

•	allocation of territories among competitors;

•	allocation of customers or suppliers among competitors; or

•	refusal to deal with customers or suppliers.
If an employee becomes aware of such a discussion or any other discussion, the purpose or direction of which is to thwart competition on the merits, the employee should (a) cease her or his participation in the discussion and insist on an immediate end to that discussion, or , if the discussion is not ended immediately, leave the discussion or meeting immediately and insist that his or her departure be noted in the minutes (if minutes are being recorded); and (b) immediately advise your manager and the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Outside antitrust counsel will be contacted in appropriate circumstances. In general, a lawyer familiar with antitrust issues should be in attendance at any trade association meeting at which any of the above issues could possibly arise.
Employees must notify their managers and the Legal Department of their participation in any association believed to have any of the following characteristics or policies:
•	an absence of attorney representation at association meetings;

•	restrictions on members dealing with, or competing with, anyone;

•	restrictions on membership to the competitive detriment of excluded competitors;

•	restrictions on competitors or association members participating in association activities to the competitive detriment of excluded competitors;

•	restrictions on dissemination of information to non-members of the association to the competitive detriment of the non-members; or

•	policies or practices that may thwart competition on the merits (such as dissemination of competitively-sensitive, company-specific information).
Social Discussions and Company Communications
Remember, the practices outlined above do not have to be covered by formal or written agreements to be illegal. Any kind of casual understanding between two companies that, for example, a business practice adopted by one would be followed by the other may be used in court to prove an illegal agreement. Even social conversations can be used as evidence that an agreement existed. Memos and other written communications that use casual or inappropriate language might some day be examined by a government agency or opposing lawyer. Using loose language may raise questions about conduct that is entirely legal and may undermine what otherwise would have been our successful efforts to comply with the antitrust and competition laws.
Example: Sales managers of two competing companies met socially after work. After a few drinks, kidding around they verbally “agreed” that it would be great if they reduced their workload by not chasing after the same customers. The bartender overheard the conversation. In actuality, neither sales manager stopped selling to any particular customers. Later, one company acquired most of the business from law firms in the region, while the other company acquired most of the business from accounting firms. This led to an investigation into market allocation of both companies, and the bartender’s testimony was used against them.
•	Aren’t my files, memos and e-mail confidential?
No! Except for certain “privileged” communications with lawyers, all Company documents and computer files, including the most casual note or e-mail message, may have to be disclosed to government enforcement organizations or private parties in lawsuits against the Company. You should also know that stamping documents “restricted” or “confidential” does not protect them from being disclosed in court.
•	How can I avoid being tripped up by my own memos and e-mail?
Because violations can be found based not only on what companies have done but what they appear to have done, it is important to avoid loose language. To that end:
•	Report facts, be concise and objective, and, where appropriate (such as with respect to a competitor’s price schedule), indicate where the information came from to establish that there is no collusion with competitors.

•	Do not draw legal conclusions.

•	Avoid expressions that may imply guilt, such as, “Please destroy after reading” or “We stole this customer from Acme Widget Corp.”

•	Do not refer to “industry policies,” “industry price” or similar expressions that imply a common course of action exists.

•	Do not use language that would suggest a false intent to harm competitors, such as, “this new program will ‘destroy’ the competition” or “establish a dominant position” or “building a dynasty.”

•	Do not overstate your share of the market or refer to a market that is unreasonably narrow in order to make your market share appear larger.

•	Do not distribute your own “sales aides” to customers. Only sales aides approved by the Company may be furnished to customers.

•	Consult with the Legal Department to understand when communications with a lawyer can be “privileged.”
Questions and Answers
Q: I work in sales and am friendly with a sales representative from one of our competitors. Our kids are on the same soccer team, so we see each other every week. Last weekend, we talked about a new sales promotion my company is offering. This promotion is no secret. Did I do anything wrong?
A: Yes. Because it is easy for such conversations to be misinterpreted, the Company’s policy is that its sales personnel should never discuss price or other terms of sale with competitors under any circumstances.
Q: Is it a violation of the antitrust laws to conduct studies analyzing RHD’s products and the products of a competitor?
A: No; the Company may properly conduct and publicize the results of comparisons of our products with the products of competitors. Comparative advertising is an acceptable form of advertising. Comparative advertising is, however, risky since it is subject to close scrutiny by the competitor who is likely to object if it is not scrupulously accurate. Making false statements about competitors in the course of comparative advertising is a classic example of commercial disparagement. Every reference to a competitor’s products by RHD employees to our customers, whether in a formal sales collateral or in an informal visit, is subject to this policy and should be reviewed in advance by the applicable marketing and Legal Departments to make certain that the reference is permissible comparative advertising and is not forbidden disparagement.
Q: What should I do if a customer asks me a direct question about a competitor’s products, prices or policies?
A: If you are certain that you know the correct answer, you may answer the customer in a direct and honest manner, then you should politely steer the discussions back to the Company’s products and services. If you do not know the answer or you are unsure, do not answer.

Q: How should we react or what should I do if I discover that a competitor is disparaging or making false statements about the Company’s products?
A: When confronted with an erroneous statement about RHD, the RHD employee should state the facts truthfully. Employees should not comment on the ethics of the source of the erroneous statements. If the source of the erroneous statements can be identified, or if the statements are particularly egregious, the employee should inform his or her manager, a department head, the Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Do not take it upon yourself to attempt to rectify the problem.
CONFLICTS OF INTEREST
Employees must avoid any action, investment, interest or association that might interfere, or appear to interfere, with their independent exercise of judgment in the best interests of the Company and its stockholders. Conflicts of interest arise when an employee’s position with R.H. Donnelley presents an opportunity for personal gain apart from the normal compensation provided through employment.
You must not be in a position where your personal or outside business interests could affect your decisions made on behalf of the Company. Individuals or companies with whom or which the Company does business, whether as customer, supplier or otherwise, must be chosen solely on the basis of the best interests of the Company.
•	Are such conflicts really a big problem?
Favoritism toward outside businesses can cause the Company to buy higher-priced and/or lower-quality products or to provide its services at inadequate prices resulting in lower profits. Offering customers preferential terms can also violate antitrust laws and other regulations. Conflicts of interest, or even just the appearance of such conflict, can seriously harm your reputation and R.H. Donnelley’s and, therefore, must be avoided at all costs.
•	Does this mean we can never do business with a company with which an employee is connected?
Sometimes such a company is the best possible supplier or customer. The decision whether to use that company should not be made by the employee having the relationship or interest; the decision should be made by management after disclosure of any conflicts and a thorough review of the relevant facts.
•	What should I do if I find myself in an actual or potential conflict situation, or if I am about to enter into a transaction that could be objectively viewed as a conflict of interest by employees, customers, vendors or other parties?
If you find yourself in an actual or potential conflict situation, you must promptly notify your manager, in writing. If you are about to enter into such a transaction, you should review the situation with your manager in advance of entering into the transaction.

•	What will my manager do?
If your manager has any doubt as to the propriety of the transaction, he or she will refer the matter to the department head or another executive officer. Conflicts involving department heads or executive officers should be resolved by the appropriate Vice President or the Chief Executive Officer. Managers are encouraged to consult with the Human Resources, Legal and Finance Departments, as appropriate, or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
You should not make decisions as part of your job that would have an impact on any company or business in which you have a significant financial or other interest. You should not acquire a significant interest in any supplier, customer or other company if you will be making decisions in your job that affect it, without approval by senior management after consultation with the Legal Department. You should also not hold any significant (more than five percent of your entire portfolio) investment in, or have any significant relationship (e.g., family member employed) with, any competitor of the Company. In such circumstance, to avoid impropriety or the appearance of impropriety, you must immediately notify your manager so that the Company may assess the situation. Please note that under certain circumstances, you may be required to divest any conflicting investment or terminate any conflicting relationship as a condition to continued employment with the Company.
Any interest in another company that would influence you to make a decision based on that company’s or your own interests rather than R.H. Donnelley’s best interest is considered “significant.” An interest can be financial, such as owning stock, or personal, such as a family or other close relationship with an owner of a company. If you are uncertain whether an interest is significant, you should disclose it to your manager, who can then decide whether or not you should be assigned to duties involving the company in question.
Example: You are an information technology manager. For many years, you have owned stock in Acme Software Company that is now worth $20,000. Your manager assigns you to develop specifications for the purchase of a new software package, and Acme is one of the major vendors for that software. You should inform your manager of your ownership of the Acme stock. Your manager will decide whether or not you should be taken off that particular assignment.
Employees are also prohibited from directly or indirectly bidding for, purchasing, leasing or otherwise acquiring any property or asset or pursuing a business opportunity if they are aware or should be aware that RHD may also be interested (or might be interested if they were so informed) in acquiring such property or asset or pursuing that same business opportunity. In such cases, the employee must immediately notify their manager of the opportunity and refrain from engaging in any transaction with respect to the opportunity unless authorized in writing by the Company.
Positions with Outside Companies
An employee serving as an officer or director of an outside company may be regarded as a representative of R.H. Donnelley and might find his or her duties with that company to be in conflict with R.H. Donnelley’s interests.

R.H. Donnelley discourages employees from working for other companies; however, employees may do so as long as:
•	the employee does not work in any capacity for another firm that competes with R.H. Donnelley or any of the services R.H. Donnelley provides and is a firm that does not provide or seek to provide goods and services to R.H. Donnelley;

•	the employee’s hours and responsibilities for the other firm do not conflict with the employee’s required working hours (including overtime) or responsibilities mandated by R.H. Donnelley;

•	the employee does not use any R.H. Donnelley assets to conduct the work for the other firm; and

•	the employee’s involvement with the firm does not create any negative connotations or images for R.H. Donnelley.
Employees may serve as a director of an outside company only in the following circumstances: (1) as a director or officer of non-profit organizations such as church groups and charities and (2) as a director or officer of a for-profit organization only after approval by senior management and consultation with the Legal Department. While serving as an officer or director of any organization, employees are required to abstain from any votes or decisions that involve RHD, any type of business or industry in which it is engaged or any of its competitors.
Employees engaging in any outside employment must first verify with the Legal Department that any such employment is acceptable. An employee should not take a part-time or second job that could have a negative impact on such employee’s job performance at R.H. Donnelley or that may create a conflict of interest with the duties that the employee performs for the Company. If at any time there is any question as to whether a conflict of interest exists or could objectively appear to exist, you should discuss it with your manager immediately.
Employees as Consultants
A manager should not hire a current RHD employee to work as a consultant or other independent contractor for the Company where payment is made outside normal payroll procedures. This applies without exception, regardless of whether or not the work is related to the duties of the employee’s position. There may be instances where special Company projects warrant exceptions to this policy, but only where payment is made within the normal payroll procedures. Such exceptions must be approved by the Human Resources Department. Former employees should be retained by RHD as consultants under only certain circumstances and must be approved by the Human Resources Department.
Employment of Relatives and Other Personal Interests
RHD maintains strict policies regarding the employment of relatives to ensure employees are acting in the best interest of RHD. Relatives include, among others, parents/stepparents, spouses, children (natural, step or adopted), siblings (natural, step or adopted), in-laws, grandparents, grandchildren and domestic partners. Under this policy:

•	Relatives cannot directly or indirectly supervise employees who work at RHD and to whom they are related. In addition, relatives will not be allowed to report directly or indirectly to one another. This applies to all full-time, part-time and temporary employees and contractors working for RHD.

•	Relatives may not be involved with any hiring, placement, promotion or evaluation or pay decisions related to their relatives working in any capacity at RHD.

•	Contracts may not be awarded to outside businesses that employ RHD relatives as principals or to firms in which an employee has a direct or indirect ownership or other economic or other interest.

•	RHD reserves the right to re-assign existing relatives working in the same department to either different departments or different locations.

•	RHD avoids placing employees in positions where they work with, or have access to, sensitive information about relatives or where a conflict of interest is deemed a potential risk.
Exceptions to this policy may only be granted through written approval of the Human Resources or Legal Department. Any questions or issues regarding the employment of relatives should be directed to the Human Resources or Legal Department.
It is the employee’s responsibility to fully disclose the identity of any applicant or current employee who falls within the definition of “relative” described above.
Employees may not purchase more than 1% of the outstanding securities of any publicly traded enterprise that is a supplier, customer or competitor of RHD, or of enterprises in which RHD has an ownership interest or partner/joint venture interest or is considering negotiating a partner/joint venture relationship. For more information on this topic, please see “Conflicts of Interest — Insider Trading.”
Purchases
RHD will do business only with suppliers that embrace and demonstrate high principles of ethical business conduct and will not knowingly use suppliers who operate in violation of applicable laws or regulations, including environmental, employment or safety laws.
Procurement agreements should be written to clearly identify the services or products to be provided, the basis for payment and the applicable price. The price must not be excessive in light of industry practice and must be commensurate with the services or products provided. Do not make any commitments or enter into any oral or written agreement on behalf of the Company unless you have fiscal and signatory authority to do so. See the R.H. Donnelley Purchasing and Financial Policies and Procedures Manual for further detail on procurement activities.
The Company will contract with each of its suppliers only on the basis of quality, price, service and other valid business criteria. The fact that a supplier or potential supplier may also be a customer of the Company shall not be the basis for making purchasing decisions. No employee shall condition purchases from a supplier on the supplier’s patronage with the Company, nor shall any employee attempt to persuade suppliers to purchase from the Company simply because the Company buys from them.
As stated above, in general, the Company will not purchase products or materials from you or from a firm in which you have a substantial interest. There are exceptions where the product or material is commonplace, where the purchase is at a clearly competitive price and where the total purchases in a year are of nominal amount, with respect to both the Company and the vendor. In a situation that may give rise to an exception, you should discuss the matter with your manager before proceeding.
Safeguarding Assets; Use of Company Resources and the Internet
Safeguarding Company and customer assets is the responsibility of all employees. You should use and maintain such assets with care and respect, while guarding against waste and abuse. You should look for opportunities to improve performance while reducing costs. The use of Company time, materials, assets or facilities for purposes not directly related to Company business, or the removal or borrowing of Company property without permission, is absolutely prohibited.
You may not use R.H. Donnelley or any customer’s or supplier’s money, materials, supplies or other resources, including computers, to advance your outside business interests. Personal calls from office telephones should be kept to a minimum. While the Company recognizes that managers ask their secretaries for help with personal matters, such as typing letters and scheduling appointments from time to time, this should be the exception rather than the norm. Use of Company computers, including the Internet, for personal matters should be kept to a minimum and confined to non-business hours only.
All Internet, intranet and e-mail activities are to be conducted only for legitimate business purposes. The Company owns and has all rights to monitor, inspect, disclose and expunge all electronic files and records on Company systems, including all e-mail messages generated using Company facilities, and employees should have no expectation of ownership, use, or rights of privacy with respect to such files, messages and records. Employee use of all Company computing resources, including personal computers, networked services and Internet, intranet and e-mail access (including Web surfing and Web site creation activities) must at all times comply with all Company policies and all applicable laws, including those relating to misappropriation of proprietary property, privacy, defamation, sexual and other forms of harassment, and unfair competition or trade practices. Employees are reminded that all online, e-mail and voice-mail activities, intentionally or not, are potentially public in nature. You must never act in a way that would bring liability, loss of credibility or embarrassment to yourself or the Company. Abuse of this policy may result in revocation of privileges or other disciplinary action, which may include, among other things, immediate termination of employment for cause.
Confidential Information and Trade Secrets
You must at all times maintain the confidentiality of Company and customer information that is not publicly known and not use it to seek personal gain. You shall not disclose or threaten disclosure of confidential information (whether the Company’s or another third party’s you obtained in the course of your employment) in order to curry favor or obtain some payment or benefit to which you are not legally entitled.
All employees may learn, to a greater or lesser degree, facts about the Company’s or a customer’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. Sensitive information such as customer lists, the terms offered or prices charged to particular customers, marketing or strategic plans, or proprietary product designs or systems developments are examples of confidential information or trade secrets. Similarly, during the course of performing their jobs, employees may obtain information concerning possible transactions with other companies or receive confidential information about other companies that the Company may be under an obligation to keep confidential. Such information is to be treated as Company confidential information. In addition to harming the Company, the misuse of confidential information could violate insider trading laws, as discussed below under “Insider Trading” or infringe the intellectual or other proprietary rights of others, as discussed above under “Ethical Business Conduct — Misappropriation of Proprietary Property;” and “—Unauthorized Copying or Use.” We should obtain confidentiality agreements from all third parties prior to disclosure of Company confidential information and the Legal Department should prepare and/or review all confidentiality agreements prior to their execution.
Employees must be careful not to discuss confidential or proprietary information with family members or business or social acquaintances or in places where they can be overheard, such as taxis, elevators, restaurants or other public places. Within the Company, confidential or proprietary information should be marked or labeled as “Confidential,” where appropriate, and should be divulged only to other employees who need the information to carry out their business responsibilities. It is also the responsibility of each employee to maintain the confidentiality of sensitive employee information, such as salary, bonus, performance-appraisal and remedial or disciplinary matters and disclose such matters to other employees only when required for business reasons.
Communications With Attorneys
Information you communicate to RHD attorneys or outside counsel retained by RHD in order to obtain legal advice generally is protected by the attorney—client privilege. This privilege protects from disclosure to others (including adverse parties in litigation) confidential communications between you and our attorneys for the purpose of obtaining legal advice on business matters. The privilege belongs to the Company, not to you. You should keep such communications confidential and refrain from sharing them with others, including fellow employees or your manager, unless so authorized or directed by the respective attorney. Because the privilege belongs to RHD, you should be aware that our attorneys may share any information you divulge with management. Our attorneys represent the Company and you should not consult them for advice regarding any personal matters.
Gifts and Entertainment
To avoid both the reality and the appearance of improper relations with vendors or customers, the following standards will apply to the offer and receipt of gifts and entertainment by employees.

     Gifts. Employees may not offer, solicit or accept gifts of money under any circumstances, nor may they solicit non-money gifts, gratuities, or any other personal benefit or favor of any kind from a business firm or individual doing or seeking to do business with R.H. Donnelley
Except as provided below, employees may offer, and employees and members of their immediate families may accept, unsolicited, non-money gifts from a business firm or individual doing or seeking to do business with R.H. Donnelley or with whom we wish to do business, only if: (a) the gift is of nominal value (i.e., less than or equal to $200.00) or (b) the gift is promotional in nature. You should not regularly accept gifts of nominal value from the same source.
Non-money gifts of more than nominal value (i.e., more than $200.00) may be offered or accepted only if protocol, courtesy or other special circumstances exist. However, all such gifts must be reported to the Human Resources or Legal Departments, which will determine, on a facts and circumstances basis, if the employee may offer or keep the gift or must return it.
Entertainment. Employees may not encourage or solicit entertainment from a business firm or individual doing or seeking to do business with R.H. Donnelley. From time to time, employees may offer and/or accept entertainment, but only if the entertainment is reasonable, occurs infrequently and does not involve lavish expenditures.
•	What gifts and favors are acceptable?
     Gifts that do not meet the test of nominal value, $200.00 or less, and/or that are designed to or might actually influence the business judgment of the recipient should be avoided or refused or returned to the donor as tactfully as possible. You should never give gifts designed to or that could influence the business judgment of the recipient.
Lunch and dinner invitations are generally acceptable. Take care that invitations are offered or accepted only occasionally and generally use common sense and good judgment (e.g., do not routinely dine at the finest restaurants or order expensive bottles of wine).
Participating in purely social functions is acceptable only in moderation, both in frequency and when the event is of reasonable cost.
Example: Extending or accepting an invitation to attend a ball game would generally be reasonable, but offering or accepting a trip to a distant location to attend a championship game would likely not. Any questions in this area should be referred to your manager, department head and/or the Human Resources or Legal Departments.
Questions and Answers
Q: I have a second job on weekends typing resumes. The Company’s computer equipment and software makes it easier to come in on the weekend to do the resumes at my desk than to do the work on my typewriter at home. I do not see how this hurts the Company.
A: It violates our policy. Second jobs or self-employment must be kept totally separate from Company-related activities and materials. This includes use of Company time, materials, facilities and equipment. The Company’s communications system, including voice mail and e-mail, is intended for R.H. Donnelley employees engaged in R.H. Donnelley work and may not be used to conduct any outside business. This should be distinguished from an occasional personal use, which is permitted after-hours when it does not interfere with Company business or assigned duties and is otherwise consistent with other RHD policies.
Q: I am planning to place an ad in my local newspaper and on the Internet to sell my car. Is it OK for me to give my RHD e-mail address or RHD telephone, cell phone and/or pager numbers for responses?
A: No. Employees must always keep personal activities separate from Company business. This is not always possible, and occasionally you will need to make or receive a telephone call or an e-mail at work that relates to your personal business. However, you should not plan to handle the sale of your car or other significant non-RHD business activities using Company resources.
Q: My brother-in-law’s firm could provide the Company with a great service, and I know he will do a good job. How do I help R.H. Donnelley avoid a conflict of interest?
A: We can certainly benefit from using suppliers we know and trust, but any potential conflict must be handled through prompt and fair disclosure. If you are recommending the firm to another Company employee, be sure to disclose your relationship with the firm’s owner. If you normally are responsible for a purchase like this, do not make the final decision. Advise your manager of the relationship and let him or her make the decision.
Q: As a manager, I have been working with a Company supplier for a number of years. He recently offered to do some personal work for me at a substantial discount. Can I take him up on his offer?
A: No. The contractor would be granting you a special favor due to his relationship with the Company and possibly be trying to compromise your business judgment.
Q: I manage the relationship between the Company and a consultant. At Christmas time, the consultant sent me a bottle of wine. May I keep it?
A: Yes. A bottle of wine or liquor is considered a customary gift; however, a particularly rare and expensive bottle or a case of liquor would not be of nominal value (over $200) and you would have to refuse or return it.
Q: I think one of my co-workers has stolen a lap top computer. What do I do?
A: Theft of any kind is a violation of RHD’s policy and many laws. Please promptly advise your manager, department head, the Human Resources or Legal Department or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
Q: Is it a conflict of interest to restrict my flights to one airline or my hotel reservations to one chain in order to collect mileage awards?
A: RHD’s policy is that all travelers on business for the Company should take advantage of the lowest practical fare or rate offered for all transportation and accommodations. No vendor should be used to garner “frequent flyer bonus points” if another, more cost-effective alternative is available.
Q: Can RHD employees sell products (e.g., Mary Kay cosmetics or Amway products) to RHD customers?
A: No. Solicitation by employees of other RHD employees or customers for any non-RHD product or service is strictly prohibited. This policy applies to the solicitation of customers at all times and to the solicitation of fellow employees during normal (for the subject employee) working hours, on RHD’s premises or at RHD-sponsored events off-premises. Employees should never use Company resources, including telephones, cell phones, pagers, fax machines or computers, to engage in any outside business activity. See Solicitation, Distribution, and Access policy in the R.H. Donnelley Human Resources Policy Set for further details regarding permissible or prohibited solicitation and distribution activities.
INSIDER TRADING
Generally
Insider trading is illegal. The insider trading laws of the United States prohibit buying or selling the Company’s securities while in possession of material, non-public information about the Company. You can also violate these laws by disclosing material, non-public information to another person if, as a result, that person — or any other person — buys or sells a security on the basis of that information. If you make such a disclosure, you can be punished, even if you yourself have no financial gain.
“Material” information is generally regarded as information that a reasonable investor would deem important in deciding whether to buy, hold or sell a security; in short, it is any information that could reasonably affect the price of the security. Examples of possible material information are sales or other financial results or issues, earnings, dividend actions, strategic plans, new products, important management or other personnel changes, acquisition, divestiture or other similar strategic plans, marketing plans and litigation or government actions. In light of the extreme volatility and price-sensitivity of today’s market, almost any form of information, positive or negative, could be viewed as material. And remember, materiality will be decided by a regulator, judge or jury with “20/20” hindsight.
“Non-public” means the information has not been broadly disseminated to the public. An employee who becomes aware of material information before it is publicly disclosed should refrain from trading in the Company’s stock until at least the third business day after such information is publicly disclosed. In this context, public disclosure means the Company has included the information in a filing it makes with the Securities and Exchange Commission (the “SEC”) or in a news announcement or other broadly disseminated press release. Even after material information has been publicly announced, the Company’s stockholders and the public must be given a reasonable time to digest the information and act upon it. Generally, two full trading days is sufficient.
The SEC takes insider trading very seriously and devotes significant resources to uncovering any improper activity and to vigorously prosecuting offenders. In addition to heavy fines and lengthy prison terms, a violator can be required to pay civil penalties of up to three times the profit gained, or loss avoided, by the unlawful transaction or disclosure. The Company may also have to pay substantial fines.
You may not buy or sell, or otherwise transfer, R.H. Donnelley securities while in possession of material, non-public information. In addition, you may not engage in any other action to take advantage of, or pass on to others, material, non-public information. This policy also applies to buying or selling securities of any other company while you have material, non-public information about that other company that you learned during the course of your employment with the Company. These same restrictions apply to your family members and others living in your household. You are responsible for ensuring their compliance with these restrictions.
Example: A secretary types an agreement that will allow the Company to enter a very profitable new line of business. She tells her sister-in-law who buys 1,000 shares of the Company’s stock. The day after the news is released, the stock price jumps $5 per share. The secretary likely has violated the insider trading laws and the Company’s policies, even though she did not personally make a profit.
Speculative Transactions
Because these actions can lead to the appearance of impropriety, we believe it is improper and inappropriate for our employees to engage in short-term or speculative transactions involving the securities of the Company. Therefore, it is the Company’s policy that members of the Board of Directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:
•	Trading in the Company’s securities on a short-term basis. Any securities of the Company purchased in the open market must be held for a minimum of six months, and ideally, longer. This rule does not apply to the purchase of securities upon the exercise of options that were granted by the Company.

•	Purchases of the Company’s securities, including the exercise of options, on margin.

•	Short sales of the Company’s securities.

•	Buying or selling puts, calls, straddles, collars or other similar risk reduction devices with respect to the Company’s securities.

•	Transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company).
Questions and Answers
Q: May I buy or sell as soon as material information becomes public?
A: No. An employee who has material information before it is publicly disclosed should not make a trade until at least the third business day after it is publicly disclosed.
Q: Am I free to disclose non-material confidential information?

A: No. You must not disclose without authorization any confidential information that you learn about the Company’s (or any other company’s) business during the course of your employment. Also, confidential information should be shared, within the Company, only with those with a need to know it in order to do their jobs properly. You should make sure that all documents containing confidential information that you control are kept confidential. See “Conflicts of Interest - Confidential Information and Trade Secrets” above.
Q: Our company is going to announce the withdrawal from the market of a new service that was recently introduced with much publicity, since it failed to draw customers as expected from our competitor’s service. This may result in our stock price going down and the competitor’s stock price going up. Is it appropriate to buy the competitor’s stock or sell our stock before the withdrawal is publicly announced?
A: No, because your decision to buy or sell was based on material, non-public information. Remember, whether non-public information is material is often judged in hindsight, based on whether the company’s stock price in fact moved up or down.
Q: I own some R.H. Donnelley stock that I would like to sell to help pay for a new car. I do not have any material, non-public information about RHD. Do I have to check with anyone before selling, or report the sale to anyone?
A: Unless you are an Assistant Vice President (or above) or member of the Board of Directors of R.H. Donnelley, who are subject to special policies and procedures, you do not have to check with or report to anyone. You may buy or sell stock whenever you wish as long as you are not in possession of material, non-public information. If you have any doubt whether information you have is material, consult the Legal Department before you act.
Q: Someone I used to work with is now a stock market analyst. Whenever he calls, he pretends it’s personal, but then asks what is happening at R.H. Donnelley. I am not sure what to say.
A: You should never discuss anything about the Company with an analyst or the press. See “Communications Outside of the Company” below for a discussion of how to deal with such inquiries.
Q: Is it considered a violation of the securities laws or of Company policy to reallocate profit participation plan (401(k)) funds based on material, non-public information?
A: Yes, if your reallocation of funds in your profit participation plan would impact your ownership of RHD stock. Trading in any way involving RHD securities (e.g. options, or other derivative securities) is subject to the insider trading laws and this Policy.
Q: If material, non-public information is passed down the line among a number of RHD employees and eventually it is determined a violation of the insider trading laws has occurred, are all the employees liable?
A: Yes, all of the employees could be implicated in securities violations and have violated this Policy. It is a violation of the securities laws for an individual to pass on material information to another person who buys or sells stock based on that information. The person making the disclosure can be found liable, even if the person does not financially benefit from the transaction. Violations of the securities laws can mean very substantial fines and lengthy prison terms. Refer any questions in this area to the Legal Department.
COMMUNICATIONS OUTSIDE OF THE COMPANY
You should not discuss any information about, or any issue regarding, the Company with any third party. You must not discuss confidential business issues with friends or acquaintances, even if they have no interest in our business. From time to time, you may receive calls from the press or securities analysts. Tell analysts or similar securities specialists who call that questions about the Company can only be answered by R.H. Donnelley’s Investor Relations representatives. Similarly, inquiries from the press should be directed to the Investor Relations or the Legal Department. You must also refrain from disclosing information about the Company or posting responses to other’s comments about the Company or any of our employees on Internet bulletin boards, such as Yahoo Finance. In the event that you encounter confidential information or objectionable comments about the Company in any public forum, please promptly notify the Investor Relations or Legal Departments. The relevant contact numbers of these departments are set forth on the last page of this document.
POLITICAL AND COMMUNITY ACTIVITIES
RHD has contributed to the economic and social development of its communities for over 100 years. In addition to the jobs created and the services provided, we encourage our employees to become actively involved in their communities. While you’re encouraged to participate in community affairs, you must make it clear that your views and actions are your own, and not those of RHD. In any event, employees should ensure that their outside activities do not interfere with their job performance. If you wish to use Company time or property to support civic or charitable efforts, you must obtain the approval of your manager first and comply with the Company’s Solicitation and Distribution Policy.
Corporations are not permitted to make political contributions in connection with any election involving any United States federal office. There are similar laws in many states and foreign countries. The Company encourages you to participate in the political process on your own time, as long as you take care not to imply that you are acting on behalf of the Company. Your personal contributions must not be made with, or reimbursed by, Company funds in U.S. federal, state or local campaigns. Individual participation must be completely voluntary and must occur during non-working hours. It may not involve the use of R.H. Donnelley funds, personnel time, equipment, supplies or facilities.
Lobbying or advocating legislation are also restricted by the United States and certain states and other countries. Under federal, state and local law, R.H. Donnelley may be required to register and report if its employees engage in lobbying activities. This may need to be done if you communicate with any members of federal, state or local legislative or executive office for the purpose of influencing any action on the Company’s behalf. Before any employee takes a public position on public issues or governmental actions on behalf of the Company, the Legal Department should be consulted. Employees who serve on governmental advisory boards should also be aware that there are restrictions on their ability to promote the Company’s business in conjunction with their work on such boards.

No one may pressure another employee to express a political view that is contrary to a personal view, or to contribute to a political action committee, political party or candidate, or charitable organization.
DATA PRIVACY
The Company recognizes that the measurable benefits that flow to citizens, businesses and government from the free movement of information must be balanced against an individual’s privacy interests and personally identifiable data. Examples of the personally identifiable data to which some of us have access include, among others, residential and business telephone listings, consumer demographics, psychographics and purchasing habits, advertiser credit and payment history, advertising orders, carrier code data, employee addresses, telephone numbers and personnel records, employee compensation data, employee appraisal information and employee health and other related benefits data. Therefore, the Company subscribes to the following information practices regarding personally identifiable data (i.e., information that identifies a particular individual such as name, address, phone number, social security number, etc.):
Use
It is the Company’s policy to comply with laws and regulations governing the collection, use and distribution of personally identifiable data.
Security
We will take technical, contractual, administrative and physical steps to protect against unauthorized access to and disclosure of personally identifiable data.
Accuracy
We will strive to maintain the highest practicable level of accuracy of personally identifiable data.
Personally identifiable data may only be used to meet day to day job requirements. Additionally, those who are granted authorized use and access to the data must observe all internal policies and applicable law governing the data’s use. Specific laws such as “Do Not Call” legislation, “Do Not SPAM” legislation, HIPAA and others, regulate how RHD and its employees may use privacy data. Employees working with this data must observe these laws and regulations without exception.
On occasion, an outside party seeking information about a former or present employee may contact you. In some cases, they may only be seeking a recommendation or appraisal. However, in any case, RHD prohibits the sharing of this information with those outside of RHD. Under such circumstances, employees are required to observe RHD’s employment verification process, which only allows for confirmation of an individual’s status as being either a former or current employee of RHD, dates of employment and job title. Additional information, such as salary, requires prior written authorization from the current or former employee. No other information about former or current employees may be shared with outsiders, unless the employee is directed to do so by the Human Resources or Legal Department.

For more information on privacy, please check with the Human Resources or Legal Department.
COMMUNICATIONS SYSTEMS AND NETWORK SECURITY
Company-owned hardware, software, communications equipment and network systems are provided to employees to conduct RHD’s business. Employees are responsible for protecting RHD equipment and systems from unauthorized access and inappropriate usage. In addition, employees are prohibited from tampering with or destroying RHD systems or equipment. While using RHD assets, employees must observe the following guidelines:
•	Computer passwords must be maintained and treated as highly confidential;

•	Passwords may not be shared with unauthorized parties, but employees must reveal passwords to RHD management upon request;

•	Employees are required to safeguard portable equipment such as laptop computers at all times in either a secure location or through the use of company-provided locking devices when the equipment is unattended;

•	Internal and external company websites must be designed and maintained by authorized company personnel or an approved vendor;

•	Employees are prohibited from either downloading or loading unauthorized software to the company-owned computer system;

•	No unauthorized hardware may be added to company equipment;

•	Only company-owned equipment may be hooked up to company networks and systems;

•	Employees are prohibited from using company computers and communications systems to create or send SPAM;

•	Employees should never open any unidentified e-mail and associated attachments received, and

•	Employees must observe all governing laws when sending e-mail, faxes or initiating telemarketing calls to outside third parties.
CONTRACT AUTHORIZATION, LETTERS OF INTENT AND RETAINING OF OUTSIDE LEGAL COUNSEL
Any authority to execute contracts on behalf of RHD is limited. Employees executing contracts must observe all current established guidelines concerning designated policies for authority and financial approvals. When conducting business on behalf of RHD, employees may only execute contract agreements arranged for, written by or approved by the Legal Department and are prohibited from authorizing changes to any contractual agreement terms unless approval to do such is granted by the Legal Department. RHD prohibits employees from issuing letters of intent unless the Legal Department grants prior approval.

Outside legal counsel may only be retained and directed by the Legal Department, and employees are prohibited from selecting and obtaining their own outside legal counsel to handle RHD business.
OFF-DUTY MISCONDUCT AND WORKPLACE VIOLENCE
RHD employees who engage in any acts of off-duty misconduct pose a threat to RHD, other employees and the general public. As a result, RHD reserves the right to take disciplinary action, up to and including termination of employment, against employees who engage in inappropriate behavior outside of the workplace.
Employees are responsible for reporting to their supervisors any felony or misdemeanor arrest or convictions for a criminal offense within 24 hours or the next business day after the occurrence. The Human Resources and Legal Departments will review all reports and determine if internal discipline is warranted based on the nature and severity of the offense and the relationship of the offense to the employee’s job duties.
Employees are prohibited from partaking in any type of violence or possessing weapons during working hours, on or off premises. This includes, among other things (1) using of threats of physical violence (verbal or written), (2) acting in a threatening or aggressive manner, (3) engaging in physical attacks or fighting, defacing, threatening to deface, damaging, destroying or stealing RHD property or another person’s personal property or (4) engaging in any other activity that may cause harm to an individual or impact the security of one’s personal property.
Firearms and other weapons are prohibited in the workplace, on an employee’s person or in a personal vehicle used for business purposes.
RHD reserves the right to take disciplinary action, including termination of employment, against employees who partake in any type of violence or possession of weapons during working hours.
SERVICE OF LEGAL DOCUMENTS
Any legal documents served against RHD must be handled in a timely and proper manner. Failure to do so could result in negative consequences including legal judgments against RHD, fines, sanctions and even imprisonment.
Employees must observe the following guidelines regarding the service of legal documents:
•	If someone tries to serve a legal document on an employee, the employee should direct them to contact the Legal Department.

•	Legal documents left by servers on company counters, office lobbies or entrance areas should be promptly forwarded to the Legal Department.

•	Answers to any other questions regarding the service of legal documents can be obtained by contacting the Legal Department.
Employees are prohibited from providing internal documents or customer files to any outside party simply upon request by the outside party. Outside parties making such request should be advised that RHD will only respond to an appropriate service of a legal document to the Legal Department.
If a government agent requests access to RHD’s premises for inspection, access should not be granted unless approval is granted by the Legal Department and the inspection is conducted under the Legal Department’s supervision. Contact a member of the Legal Department immediately for assistance should an investigation agent request access to conduct a site review.
HOW WE SOLVE ETHICAL ISSUES
With some ethical issues it is easy to know right from wrong. If the question involves a matter of law, our course is clear and unambiguous — we follow the letter and spirit of the law. But often the questions are not so clear cut. They present us with difficult choices. It is impossible to prepare in advance for all possible issues. So, the best course of action is to understand the way you should resolve such issues. These are simple, but key steps to keep in mind each time you confront a “tough call”:
•	Get all the facts.
It is difficult enough to discern appropriate answers with the facts; it is impossible to reach intelligent solutions without them.
•	Ask yourself: what specifically am I being asked to do?
It should enable you to bring into sharp focus the specific question you are faced with, and what alternatives you may have. Considering all available alternatives will often shed light on the best course of action.
•	Clarify your responsibility.
Most situations we face involve shared responsibility. Are all the other responsible parties informed? By getting others involved, and “airing” the problem, the most appropriate course of action usually begins to come to light fairly quickly.
•	Is it fair? Would I want everyone to know my decision? How would I feel about myself? Would I bet my job on it?
When the problem is not a clear cut matter of law or Company policy, these simple questions are often a useful guide. If a course of action seems unfair, examine why it seems unfair and who specifically may be wronged. Is it our customer? Stockholders? Company interests? Other employees? Public at large? In most cases, the best course for ethical purposes is the one that seems most fair to all concerned parties. Similarly, if the course of action is one of which you would be embarrassed or feel guilty about, or one you would not want publicized, then it is likely not an appropriate course of action to take. Ask yourself if you’re willing to risk your job. And remember, you can almost always seek guidance before acting.

•	Discuss the problem with your manager or supervisor.
This is basic guidance for almost all situations, and should be considered during each of these steps. In most cases, your manager will have more experience and a broader perspective than you do, and will appreciate being brought into the decision-making process before it’s too late. Managers have a prime responsibility to help you resolve all problems, but especially ethical and legal issues.
•	Ethics help is available.
In the rare case where it may not be appropriate to discuss an ethics issue with your manager, or you are not comfortable doing so, you can discuss it with your department head or feel free to contact the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. Contact information is included on the last page of this document.
POLICY ADMINISTRATION
Administration
This Policy has been developed under the supervision of the Corporate Governance Committee and the Audit and Finance Committee of the Board of Directors of R.H. Donnelley, and has been expressly adopted by the Board of Directors. The Corporate Governance Committee and the Audit and Finance Committee are ultimately responsible for the administration of the Policy on Business Conduct. The Committees have delegated to the Human Resources and Legal Departments authority to administer the Policy on a daily basis, including investigating reported or suspected violations of the Policy, determining whether any violation has occurred and determining and implementing remedial and/or disciplinary action in response to any such violation. The Human Resources and Legal Departments will report regularly to these Committees or the entire Board of Directors, as appropriate, regarding matters relating to the administration of this Policy. These Committees will review this Policy at least annually and revise it as appropriate. Any significant revisions will be circulated to all employees and other affected parties. The Company reserves the right to modify, terminate and/or replace this Policy at any time at the Company’s discretion.
Interpretation
The Human Resources and Legal Departments of R.H. Donnelley are responsible for interpreting and applying this Policy to specific situations when questions arise. They will seek the guidance of and defer to the judgment of the Audit and Finance and Corporate Governance Committees of the Board of Directors when appropriate. Any questions relating to how the Policy should be interpreted or applied should be addressed to the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. EthicsPoint.com offers complete anonymity if so desired. Contact information appears on the last page of this document. Any interpretations of this Policy will be at the sole discretion of the Company and all such interpretations will be final and binding.

Training
Following initial distribution of this Policy and any significant revision of the Policy in the future, the Human Resources and Legal Departments will either provide videotape or on-line comprehensive training or visit each office and make comprehensive live presentations regarding this Policy. In either event, they are always available to answer any questions you may have or you may contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194.
Attestation
As part of the initial distribution of this Policy and as part of any subsequent significant revision of the Policy or as the Corporate Governance Committee or Audit and Finance Committee shall determine, you may be required to sign or electronically acknowledge an Attestation in the manner and format stipulated by the Company certifying that you have received this Policy, read and understood it and agree to abide by it. In addition, you may be required to so attest on an annual basis in the manner and format stipulated by the Company. Each newly-hired employee may be required to do the same. Repeated failure or refusal to sign or acknowledge any Attestation will be grounds for immediate termination for cause.
Consistent with the responsibilities set forth in the Policy, all officers and managers of the Company are responsible not only for reporting any potentially significant Policy violations, but also for reviewing this Policy with their subordinates and ensuring that any Attestation is signed or acknowledged when required.
Conflict With Other Policies
This Policy on Business Conduct does not include every policy of the Company and is not intended to replace (but rather clarify and supplement, to the extent relevant) any other existing polices of the Company (for example, the Human Resources Policy Set and the Policy on Trading in the Company’s Securities applicable to executive officers). All such existing policies remain in full force and effect. In the event that you believe that this Policy directly conflicts with any other Company policy, please bring the apparent conflict to the attention of the Human Resources or Legal Departments or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194, so that they can help you resolve the conflict or eliminate the conflict by revising one of the conflicting policies. To the extent you believe that this Policy conflicts with any applicable legal standard, please immediately seek the guidance of the Legal Department for help in resolving such conflict.
Reporting of Potential Violations
All employees should be alert and sensitive to situations that could result in violations of (a) federal, state or local laws, (b) the principles, policies and procedures set forth in the Policy on Business Conduct or (c) other important Company policies and procedures. Employees who believe that their own conduct or that of another employee or affected party may have violated any such law or any of these principles, policies and procedures have an affirmative obligation to promptly report the matter. Failure to report the matter may subject you to disciplinary action.

Such matters may be reported on a confidential or anonymous basis to the Human Resources or Legal Departments or you may or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. EthicsPoint offers complete anonymity if you so desire. Where appropriate, you may also contact our Disclosure Committee, Internal Audit department, external auditors or independent members of our Board of Directors. We will maintain confidentiality and anonymity to the greatest extent practicable under the circumstances. See the last page of this Policy for contact information for all of these reporting channels.
However, generally such matters should first be raised with immediate supervisors. This may provide valuable insights or perspectives for both the employee and the manager and helps develop constructive relationships and skill sets. It also encourages resolution of the matter within the appropriate work unit and may prevent inappropriate escalation of immaterial matters. If you do not feel comfortable bringing a matter to the attention of your manager or do not believe that your manager has dealt with the matter properly, you certainly should raise the matter with the appropriate department head or function head or, if necessary, the other reporting channels described above. The most important point is that possible violations should be reported promptly and that the Company supports all of these means for reporting them. As described above, the Company has and enforces a strict non-retaliation policy.
The reporting mechanisms listed in the Policy (including anonymous reporting), should be used to report only suspected violations of the Policy, and should not be used to report any other matters, even violations of other Company policies. While the Company has other important policies and practices, they do not rise to the same level of importance as this Policy, and should not be treated in the same manner. These other more routine matters should be reported through more routine reporting channels, particularly immediate supervisors, their managers, and your Human Resources representatives. For example, ordinary job performance issues normally would not involve suspected violations of the Policy and should be separately addressed by the appropriate supervisor, manager, and/or the Company’s Human Resources Department.
Seeking Guidance
The Human Resources and Legal Departments are available when you need guidance or you may or contact our Ethics Hotline either electronically through EthicsPoint.com or by calling 888-310-1194. The Human Resources and Legal Departments have experienced employees who are able to assist and guide you in complying with the Company’s policies. Contact information is included on the last page of this document.
Disciplinary Policy; At Will Employment
The principles, policies and procedures set forth in this Policy and other relevant Company policies and procedures will be enforced at all levels. Employees who violate these principles, policies and procedures will be subject to appropriate disciplinary action, which may be imposed outside of existing progressive discipline policies. Based on the severity of a violation of the law or this Policy, disciplinary action may include, among other things:
•	oral reprimand or warning;

•	written reprimand or warning;

•	transfer, reassignment or demotion;

•	suspension with or without pay;

•	reduction of salary or bonus;

•	dismissal or termination; and

•	restitution of losses, civil action or criminal prosecution.
Nothing in this Policy changes the fact that all RHD employees are employees at will and may terminate their employment or have their employment terminated by the Company at any time, with or without cause or notice. See the Human Resources Policy Set for more detailed information regarding at will employment. Management retains the right to determine the appropriate level of discipline for any infraction. Disciplinary action will be handled in accordance with the terms of the bargained for labor agreements, if applicable.
Audits, Investigations, Remedial Action and Certifications
Compliance with this Policy and other Company policies may be monitored by periodic audits, which may or may not be announced in advance. All employees are required to cooperate fully with any such audits, as well as with any investigation of reported or suspected wrongdoing or with any remedial or disciplinary action imposed by the Company. In addition, employees are required to provide truthful, accurate information and to respond to requests for certifications in connection with audits, investigations and remedial actions. Failure to comply with any of these requirements will subject you to disciplinary action.
Requests for Exception
While all Company policies must be strictly adhered to, in certain cases, exceptions may be made where appropriate. An employee who believes that an exception to any of these policies is appropriate in a particular case should contact an immediate supervisor first. If the immediate supervisor agrees that an exception is appropriate, the approval of the Human Resources or the Legal Departments should be promptly sought before any action is taken. Exceptions for executive officers or Board members will be required to be approved by the Board of Directors (or one of its Committees) and may require prompt public disclosure.

USEFUL CONTACT INFORMATION

ETHICS HOTLINE	DISCLOSURE COMMITTEE

EthicsPoint (confidential and anonymous electronic reporting)	Steven M. Blondy, Co-Chair
(919) 297-1116

On the Company’s intranet or available on the world wide web at www.ethicspoint.com.	Robert J. Bush, Secretary (919) 297-1114

Toll Free Hotline: 888-310-1194 (answered by RHD Legal)

C/o R.H. Donnelley Corporation
C/o R.H. Donnelley Corporation	1001 Winstead Drive
1001 Winstead Drive	Cary, North Carolina 27513
Cary, North Carolina 27513

INDEPENDENT MEMBERS OF OUR	BOARD OF DIRECTORS
Robert Kamerschen (all Policy items)	Edwina D. Woodbury (financial Policy items)
Lead Director	Chair of Audit and Finance Committee

C/o R.H. Donnelley Corporation	C/o R.H. Donnelley Corporation
1001 Winstead Drive	1001 Winstead Drive
Cary, North Carolina 27513	Cary, North Carolina 27513

Written correspondence will not be opened by the Company and will be sent directly to Mr. Kamerschen	Written correspondence will not be opened by the Company and will be sent directly to Ms. Woodbury

HUMAN RESOURCES	INTERNAL AUDIT

Gretchen Zech, Senior Vice President — Human Resources	Robert Green, AVP, Internal Audit
(919) 297-1135	(919) 297-1249

Debbi Ryan, Vice President — Human Resources	C/o R.H. Donnelley Corporation
(919) 297-1112	1001 Winstead Drive Cary, North Carolina 27513

Pat Bradford, AVP — Labor Relations
303-784-2030	KPMG LLP

Leslie A. Coolidge
C/o R.H. Donnelley Corporation	Partner
1001 Winstead Drive	Suite 1200
Cary, North Carolina 27513	150 Fayetteville Street Mall
Raleigh, NC 27601
(919) 664-7240

LEGAL DEPARTMENT	INVESTOR RELATIONS

Robert J. Bush, Sr. Vice President, General Counsel and	Investors: Jenny Apker (800) 497-6329
Corporate Secretary
(919) 297-1114	Media: Tyler D. Gronbach (919) 297-1541

Tim Bauer, Corporate Compliance Officer
(303) 784-2304

C/o R.H. Donnelley Corporation
C/o R.H. Donnelley Corporation	1001 Winstead Drive
1001 Winstead Drive	Cary, North Carolina 27513
Cary, North Carolina 27513